Exhibit 99.7

For Immediate Release
January 4, 2018

SUNSHINE BIOPHARMA COMPLETES THE ACQUISITION OF ATLAS PHARMA

Montreal, Quebec, Canada -- (ACCESSWIRE) – On January 1, 2018, Sunshine Biopharma Inc. (OTCBB: “SBFM”), a pharmaceutical company focused on the research, development and commercialization of drugs for the treatment of various forms of cancer, completed the acquisition of Atlas Pharma Inc., a Montreal-based analytical chemistry company fully accredited by Health Canada and registered with the FDA. Atlas Pharma is a certified company dedicated to chemical analysis of pharmaceutical and other industrial samples. The acquisition price of $0.85 million Canadian (approximately $0.68 million US) was paid in cash, long-term debt and Common Stock of the Company.

Atlas Pharma has 9 full-time employees and generated revenues of approximately $500,000 Canadian (approximately $400,000 US) in 2017. Housed in a 5,250 square foot facility, Atlas Pharma operations are authorized by a Drug Establishment License (DEL) issued by Health Canada and are fully compliant with the requirements of Good Manufacturing Practices (GMP). More information about Atlas Pharma is available at www.atlaspharmainc.ca.

Sunshine intends to expand Atlas’ business operations by purchasing additional equipment and hiring more technical and sales personnel.

About Sunshine Biopharma

Sunshine Biopharma is pharmaceutical company committed to becoming more fully integrated by offering pharmaceutical services and generic drugs in addition to its original proprietary drug development program. The Company is currently undertaking a brokered private placement of up to $10 million in Canada and intends to use the net proceeds from this offering for implementation of the Company’s business plan including the clinical development of Adva-27a, the Company’s flagship anticancer compound. Tests conducted on Adva-27a have demonstrated the drug’s effectiveness at destroying multidrug resistant cancer cells including Pancreatic Cancer cells, Breast Cancer cells, Uterine Sarcoma cells and Small-Cell Lung Cancer cells. Clinical trials for Pancreatic Cancer indication are planned to be conducted at McGill University’s Jewish General Hospital in Montreal, Canada.

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

For Additional Information Contact:
Camille Sebaaly, CFO
Sunshine Biopharma Inc.
Direct Line: 514-814-0464
camille.sebaaly@sunshinebiopharma.com
www.sunshinebiopharma.com